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                                                               EXHIBIT 99h.(iii)

                           HARTFORD SERIES FUND, INC.
                            SHARE PURCHASE AGREEMENT

     FIRST FORTIS LIFE INSURANCE COMPANY ("First Fortis"), a New York corporation, as Sponsor-Depositor, now and in the future, of certain separate accounts ("Separate Accounts"), and issuer of certain variable annuity and variable life insurance contracts (the "Contracts") issued with respect to such Separate Accounts hereby agrees as of the 1st day of May 2003 with HARTFORD SERIES FUND, INC. (the "Fund"), an open-end, diversified, management investment company, to this Share Purchase Agreement, which contemplates an arrangement whereby Fund shares shall be made available to serve as the underlying investment media for the Contracts, subject to the following provisions:

1. Fund shares shall be purchased at the net asset value applicable to each order as established in accordance with the provisions of the then currently effective prospectus of the Fund. Fund shares shall be ordered in such quantity and at such times as determined by First Fortis (or its successor) to be necessary to meet the requirements of the Contracts. Confirmations of Fund share purchases will be sent directly to First Fortis by the Fund. All Fund share purchases shall be maintained in a book share account in the name of First Fortis. Payment for shares shall be made directly to the Fund by First Fortis and payment for redemption shall be made directly to First Fortis by the Fund, all within the applicable time periods allowed for settlement of securities transactions. If payment is not received by the Fund within such period, the Fund may, without notice, cancel the order and hold First Fortis responsible for any loss suffered by the Fund resulting from such failure to receive timely payment.

     Notice shall be furnished promptly to First Fortis by the Fund of any dividend or distribution payable on Fund shares.

2. (a) The Fund represents that its shares are registered under the Securities Act of 1933, as amended, and that all appropriate federal and state registration provisions have been complied with as to such shares and that such shares may properly be made available for the purposes of this Agreement. The Fund shall bear the cost of any such registration, as well as the expense of any taxes assessed upon the issuance or transfer of Fund shares pursuant to this Agreement.

     (b) The Fund shall supply to First Fortis, in a timely manner and in a sufficient number to allow distribution by First Fortis to each owner of or participant under a Contract (i) annual and semiannual reports of the Fund's condition, and (ii) any other Fund shareholder notice, report or document required by law to be delivered to shareholders. The Fund shall bear the cost of preparing and supplying the foregoing materials and the cost of any distribution thereof.

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     (c) First Fortis represents that it has registered or will register under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the "1940 Act"), unless exempt from such registration, the Contracts. First Fortis will maintain such registrations to the extent required by law. The Contracts will be issued in compliance with all applicable federal and state laws and regulations.

     (d) First Fortis has legally and validly established each Separate
     Account prior to any issuance or sale as a segregated asset account under the New York Insurance Code and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of, each Separate Account as a unit investment trust in accordance with the 1940 Act, unless exempt from such registration.

3. First Fortis shall not make any representation concerning Fund shares except those contained in the then current prospectus of the Fund and in printed information subsequently issued by the Fund as information supplemental to the prospectus.

4.   This Agreement shall terminate as to new Contracts:

     (a) At the option of First Fortis or the Fund upon six months' advance notice to the other;

     (b) At the option of First Fortis if Fund shares are not available for any reason to meet the requirements of the Contracts but then only as to those new Contracts, the terms of which require the periodic payments to be invested in whole or in part in that particular Series;

     (c) At the option of First Fortis, upon institution of formal proceedings against the Fund by the Securities and Exchange Commission or any other regulatory body;

     (d) Upon assignment of this Agreement, unless made with the written consent of the other party to this Agreement;

     (e) If Fund shares are not registered, issued or sold in conformance with applicable federal or state law or if such laws preclude the use of Fund shares as the underlying investment media of the Contracts. Prompt notice shall be given to First Fortis in the event the conditions of this provision occur.

     Notice of termination hereunder shall be given promptly by the party desiring to terminate to the other party to this Agreement.

5. Termination as the result of any cause listed in the preceding paragraph shall not affect the Fund's obligation to furnish Fund shares in connection with Contracts then in force for which the shares of the Fund serve or may serve as the underlying investment media, unless further sale of Fund shares is proscribed by

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     the Securities and Exchange Commission or other regulatory body, or if Fund shares of the requisite Series are no longer available.

6. This Agreement shall supersede any prior agreement between the parties hereto relating to the same subject matter.

7. Each notice required by this Agreement shall be given in writing as follows:


          IF TO THE FUND:

          Hartford Series Fund, Inc.
          P.O. Box 2999
          Hartford, Connecticut 06104-2999
          Attn:   Counsel to the Fund

          IF TO FIRST FORTIS:

          First Fortis Life Insurance Company
          One Chase Manhattan Plaza
          41st Floor
          New York, New York 10005
          Attn:    Fortis, Inc.
                   General Counsel

8. This Agreement shall be construed in accordance with the laws of the State of Connecticut.

9.   (a)  First Fortis will report to the Board of Directors of the Fund
     (the "Board") any potential or existing material irreconcilable conflict, of which it is aware, between and among the interests of the contract owners of all separate accounts investing in the series of the Fund (the "Series") and of the participants of qualified pension or retirement plans investing in the Series and will assist the Board in carrying out the Board's responsibility of monitoring the Series for the existence of any material irreconcilable conflict by providing the Board with all information reasonably necessary for the Board to consider the issue raised. This includes, but is not limited to, an obligation by First Fortis to inform the Board whenever Contract owner voting instructions are disregarded.

     (b) If it is determined by a majority of the Board, or a majority of its independent Directors, that a material irreconcilable conflict exists due to issues relating to the Contracts, First Fortis will, at its expense, to the extent reasonably practicable and with a view only to the interests of Contract owners, take whatever steps it can which are necessary to remedy or eliminate the irreconcilable material conflict, including, without limitation, withdrawal of the affected Separate Account's investment in the Series. No charge or penalty will be imposed as a result of such withdrawal.

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     (c)  First Fortis, at the request of the Series' adviser will, at least annually, or more frequently if deemed appropriate by the Board, submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them.

10. The Fund will provide First Fortis with copies of its proxy solicitations applicable to the Series. First Fortis will, to the extent required by law, (a) distribute proxy materials applicable to the Series to eligible Contract owners;
(b) solicit voting instructions from eligible Contract owners; (c) vote the Series shares in accordance with instructions received from Contract owners; (d) if required by law, vote Series shares for which no instructions have been received in the same proportion as shares of the Series for which instructions have been received; and (e) calculate voting privileges in a manner consistent with other life insurance companies to whose separate accounts Series shares are offered. Unregistered separate accounts subject to the Employee Retirement Income Security Act of 1974 ("ERISA") will refrain from voting shares for which no instructions are received if such shares are held subject to the provisions of ERISA.

Dated:  May 1, 2003

                                           HARTFORD SERIES FUND, INC.

                                           By: /s/ Kevin Carr
                                               ---------------------------------
                                                   Kevin Carr
                                                   Secretary and Vice President


                                           FIRST FORTIS LIFE INSURANCE COMPANY


                                           By: /s/ Douglas Lowe
                                               ---------------------------------
                                                   Vice President, Law